Exhibit 3.1

ARTICLES OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

PREMIERE GLOBAL SERVICES, INC.

ARTICLE ONE

The name of the Corporation is Premiere Global Services, Inc.

ARTICLE TWO

The Articles of Incorporation, as amended, of the Corporation are amended by:

Deleting in their entirety the Articles of Amendment of the Corporation filed with the Secretary of State of the State of Georgia on August 11, 1998, relating to the establishment and designation of Series C Junior Participating Preferred Stock, par value $.01 per share, of the Corporation, thereby eliminating such series of preferred stock and reclassifying all of the former shares thereof (none of which have been issued) as undesignated preferred stock.

ARTICLE THREE

The foregoing amendment was adopted by the Board of Directors of the corporation on March 14, 2005 without shareholder action pursuant to the provisions of Section 14-2-1002 of the Georgia Business Corporation Code. The foregoing amendment did not require shareholder action.

The effective time and date of these Articles of Amendment shall be 12:00 p.m. on April 30, 2005.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by its duly authorized officer this 26th day of April, 2005.

PREMIERE GLOBAL SERVICES, INC.

By:	/s/ L. Scott Askins
Name:	L. Scott Askins
Title:	Senior Vice President – Legal, General Counsel and Secretary